Exhibit 99.6

January 24, 2019

Edge Therapeutics, Inc.
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Edge Therapeutics, Inc. (the “Company”) has filed a Registration Statement on Form S-4 (Registration No. 333-228937) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ DeLyle W. Bloomquist
Name: DeLyle W. Bloomquist